UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 12, 2009

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	98-0514342
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House Mary Street George Town, Grand Cayman Cayman Islands, British West Indies	Not Applicable
(Address of principal executive offices)	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01	Entry into a Material Definitive Agreement

Item 1.03	Bankruptcy or Receivership

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits

Signature

Exhibit Index

Item 1.01 Entry into Material Definitive Agreement.

The information provided in Item 1.03 of this Current Report on Form 8-K regarding the Plan Support Agreement and the Purchase Agreement is incorporated by reference into this Item 1.01.

Item 1.03 Bankruptcy or Receivership.

On January 12, 2009, Apex Silver Mines Limited (the “Company”) and its wholly owned subsidiary, Apex Silver Mines Corporation (“ASMC”), filed voluntary petitions for reorganization relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (“Bankruptcy Court”). The Company and ASMC will continue to manage their properties and operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court.   A copy of the press release dated January 13, 2009 announcing the bankruptcy filing is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Plan Support Agreement

On January 12, 2009, the Company and ASMC entered into a Plan Support Agreement (the “Plan Support Agreement”) with Sumitomo Corporation (“Sumitomo”), eleven of the twelve lenders under the San Cristobal project finance facility (the “Senior Lenders”), the holders of approximately 65% of the outstanding principal amount of the Company’s 2.875% and 4.0% Convertible Senior Subordinated Notes due 2024 (together, the “Subordinated Noteholders”). Under the terms of the Plan Support Agreement, each of the parties thereto has agreed, following receipt of a Bankruptcy Court-approved disclosure statement, to vote in favor of a plan of reorganization of the Company and ASMC on the terms and conditions set forth in the Plan Term Sheet attached to the Plan Support Agreement as Exhibit A. The Plan Support Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Under the proposed plan of reorganization contemplated by the Plan Term Sheet, if the class of Subordinated Noteholders accepts the plan, the Senior Lenders will waive and release their senior claims and Subordinated Noteholders will receive a pro rata share of approximately $45 million in cash plus common stock of the reorganized Company.  However, if the class of Subordinated Noteholders rejects the proposed plan, the class would receive an allocation of cash only after payment in full of Sumitomo and the Senior Lenders under the project finance facility.  In such circumstances, the Subordinated Noteholders would receive common stock of the reorganized Company, but might not receive any cash distributions under the proposed plan. The Company’s existing stockholders would receive no distributions under the proposed plan.

San Cristobal Purchase and Sale Agreement

On January 12, 2009, the Company, ASMC and certain other wholly owned subsidiaries of the Company entered into a Purchase and Sale Agreement with Sumitomo and one of its wholly owned subsidiaries (the “Purchase Agreement”) pursuant to which Sumitomo has agreed to purchase all of the Company’s direct and indirect interests in the San Cristobal mine for a cash purchase price of $27.5 million. Under the terms of the Purchase Agreement, the Company will be released from liabilities associated with the San Cristobal mine, including its guarantee of San

Cristobal indebtedness, and will be reimbursed for $2.5 million in expenses which were previously paid by the Company for the benefit of the San Cristobal mine. The consummation of the transaction is subject to certain conditions, including approval by the Bankruptcy Court as provided in the Company’s plan of reorganization under the Bankruptcy Code.

The Purchase Agreement includes a no-shop provision that precludes the Company from affirmatively soliciting alternative transactions for the sale of San Cristobal to a third party. If the Company consummates an alternative transaction, it will be required to pay a break-up fee of $16 million. In addition, if the Company approves an alternative transaction or materially breaches the Purchase Agreement, it would be obligated to pay up to $2.0 million in Sumitomo’s expenses.

Sumitomo may terminate the Purchase Agreement under certain circumstances, including (i) if the Bankruptcy Court does not approve the break-up fee provision of the Purchase Agreement by January 22, 2009, (ii) if the Bankruptcy Court does not approve the Company’s plan of reorganization by March 16, 2009, and (iii) if the closing of the Purchase Agreement does not occur prior to March 31, 2009.

Management Services Agreement

In connection with the Purchase Agreement, the Company will enter into a Management Services Agreement with Sumitomo (the “Management Agreement”) under which the Company has agreed to provide certain management services to the San Cristobal mine following consummation of the Purchase Agreement and emergence from the Chapter 11 proceeding. The Company will receive an annual fee of $6.0 million, and a potential annual incentive fee of $1.5 million. The services will include, for example, management of technical and operating activities, administrative support, information technology and local community relations. The Management Agreement will have an initial term of twelve months and thereafter may be terminated by either party with prior notice. If terminated by Sumitomo, the Company will be entitled to a $1.0 million termination fee.

Senior Secured DIP Financing Facility

The Company and Sumitomo have agreed to the principal terms for a Secured, Super-Priority Debtor-in-Possession Credit Agreement (the “DIP Financing Facility”) under which Sumitomo has agreed to finance the Company’s pro rata portion of San Cristobal’s operating costs, up to $35.0 million. The DIP Financing Facility will bear interest at 15% per annum and is secured by all of the Company’s assets. Sumitomo has agreed not to exercise its remedies as lender under the San Cristobal project finance facility or the MSC Loan Agreement dated August 11, 2008, as amended, until maturity of the DIP Financing Facility. The DIP Financing Facility will mature on the earliest to occur of: (i) March 31, 2009, (ii) the acceleration of the DIP Financing Facility upon the occurrence of an Event of Default, as defined in the DIP Financing Facility, which includes, among other provisions, termination of the Purchase Agreement, (iii) February 11, 2009, if the Bankruptcy Court has not entered a final order approving the DIP Financing Facility, (iv) the entry of an order from the Bankruptcy Court approving a plan of reorganization that is consistent with the Plan Support Agreement under which Sumitomo or its affiliates consummate the purchase of the San Cristobal mine under the Purchase Agreement, or (v) the entry of Apex or its affiliates into definitive documentation for an alternative transaction. Upon consummation of the transaction

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under the Purchase Agreement, Sumitomo has agreed to waive repayment of the DIP Financing Facility. Upon consummation of an alternative transaction, the Company has agreed to repay the obligations under the DIP Financing Facility in full as well as Sumitomo’s $131.625 million claim as a lender to the San Cristobal mine.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On January 12, 2009, Sumitomo, as the “majority lenders” under the San Cristobal project financing facility, delivered notice to the Company stating that events of default have occurred and are continuing under the project finance facility, including payment defaults, and declaring the principal amount outstanding, plus accrued interest and all other amounts outstanding thereunder constituting “senior loan obligations,” to be immediately due and payable. The total principal amount outstanding under the San Cristobal project finance facility is $225.0 million as of the date of this Current Report on Form 8-K. On January 12, 2009, Sumitomo, on behalf of the secured parties under the San Cristobal project financing facility, also delivered notice to the Company demanding payment of the Company’s pro rata share of amounts outstanding under the San Cristobal project finance facility under the Company’s guarantee of the payment of such amounts.

The filing of the bankruptcy petitions constitutes an event of default under the Company’s 4.0% and 2.875% Convertible Senior Subordinated Notes due 2024 (collectively, the “Notes”). The total principal amount of the Notes was approximately $290 million as of January 12, 2009. As a result of such event of default, all obligations under the Notes became automatically and immediately due and payable.

The Company’s obligations under the San Cristobal financing facility guaranty and the Notes are subject to an automatic stay of any action to collect, assert, or recover a claim against the Company pursuant to the applicable provisions of the Bankruptcy Code.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 12, 2009, the Company was informed orally by NYSE Alternext US LLC (the "Exchange") that the Exchange had halted trading of the Company’s ordinary shares and planned to issue a notice regarding delisting of the Company's ordinary shares. The Exchange noted that it reached this decision in light of the Company's decision to file a voluntary petition for reorganization relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court, which is described in Item 1.03 of this Current Report on Form 8-K.

The last day that the Company's ordinary shares traded on the Exchange was January 9, 2009. The Company does not intend to take any further action to appeal the Exchange's decision, and therefore it is expected that the ordinary shares will be delisted after the completion of the Exchange's application to the U.S. Securities and Exchange Commission.

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Item 8.01. Other Events.

As previously reported, in 2006 the U.S. Securities and Exchange Commission (the “Commission”) and the U.S. Department of Justice informed the Company that they had commenced an investigation with respect to potential payments to government officials made by certain senior employees of one of the Company’s South American subsidiaries in 2003 and 2004 in connection with an inactive, early stage exploration property. On January 7, 2009, the Company received a “Wells notice” from the staff of the Commission. The Wells notice states that the staff intends to recommend to the Commission that it bring an enforcement action against the Company, alleging that the Company violated Sections 13(b)(2)(A), 13(b)(2)(B), 13(b)(5) and 30A of the Securities Exchange Act of 1934. The notice further states that in connection with such action, the staff may seek permanent injunctive relief, disgorgement and civil monetary penalties against the Company. Under the Commission’s procedures, the recipient of a Wells notice has the opportunity to respond to the staff before the staff makes its formal recommendation on whether any civil action should be brought by the Commission.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
10.1

Plan Support Agreement dated January 12, 2009 by and among Apex Silver Mines Limited, Apex Silver Mines Corporation, Sumitomo Corporation, the Senior Lenders identified therein, and the Subordinated Noteholders identified therein.

99.1	Press release of Apex Silver Mines Limited, dated January 13, 2009.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 13, 2009

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
Name: Gerald J. Malys Title: Senior Vice President and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1

Plan Support Agreement dated January 12, 2009 by and among Apex Silver Mines Limited, Apex Silver Mines Corporation, Sumitomo Corporation, the Senior Lenders identified therein, and the Subordinated Noteholders identified therein.

99.1	Press release of Apex Silver Mines Limited, dated January 13, 2009.